Exhibit 3.1

Amendment to the Company's Restated Certificate of Incorporation to Provide that Directors May Be Removed Without Cause
Article V, Section 4
    SECTION 4. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specified circumstances, any director may be removed from office at any time, with or without cause, but only ~~for cause and only~~ by the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purpose of this Restated Certificate of Incorporation, "Voting Stock" shall mean the shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Amended Article VII, Section 1 Meetings to Allow Action by Written Consent

SECTION 1.    Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specific circumstances, all actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be taken by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be taken except in accordance with the provisions of this Article VII, the Corporation’s By-Laws and applicable law.

(a)Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article VII. Any holder of Common Stock of the Corporation seeking to have the stockholders authorize or take corporate action by Consent shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation’s principal executive offices and signed by holders of record at the time such request is delivered representing at least 20 percent (20%) of the outstanding shares of Common Stock of the Corporation, request that a record date be fixed for such purpose. The written request must contain the information set forth in Section 1(b) of this Article VII. Following delivery of the request, the Board of Directors shall, by the later of (x) 20 days after delivery of a valid request to set a record date and (y) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by Consent under Section 1(b)(ii) of this Article VII, determine the validity of the request and whether the request relates to an action that may be taken by Consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this Section 1(a) has been delivered to the secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed Consent relating to the action taken or proposed to be taken by Consent is delivered to the Corporation in the manner described in Section 1(f) of this Article VII; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)Request Requirements. Any request required by Section 1(a) of this Article VII (i) must be delivered by the holders of record of at least 20% of the outstanding shares of common stock of the, who shall not revoke such request and who shall continue to own not less than 20% of the outstanding shares of common stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action; (ii) must contain an agreement to solicit Consents in accordance with Section 1(d) of this Article VII, (iii) must describe the action proposed to be taken by written consent of stockholders, (iv) must contain (1) such information and representations, to the extent applicable, then required by Section 7 of the Corporation’s By-Laws and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by Consent), and (v) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than 20% of the outstanding shares of common stock of the Corporation as of the date of such written request to the secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing at least 20% of the outstanding shares of common stock of the Corporation, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the secretary within ten business days after the date on which the request is delivered to the secretary) that the beneficial owners on whose behalf the request is made beneficially own at least 20% of the outstanding shares of common stock of the Corporation as of the date on which such request is delivered to the secretary. If the action proposes to elect directors by written consent, the written request for a record date must also contain the information then required by Section 7 and any other applicable sections of the Corporation’s By-Laws. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a requesting stockholder of any shares of common stock of the Corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder and the applicable beneficial owner shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than 20% of the outstanding shares of common stock of the Corporation, the Board of Directors, in its discretion, may cancel the action by written consent.

(c)Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by Consent if (i) the record date request does not comply with this Article VII or the Corporation’s By-Laws; (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iv) an identical or substantially similar item of business (as determined by the Board of Directors of the Corporation in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, (a “Similar Item”)), was presented at a meeting of stockholders held not more than 12 months before the request is received by the secretary of the Corporation; (v) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request is received by the secretary of the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (vi) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within 90 days after the request is received by the secretary of the Corporation; or (vii) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this Section 1(c), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

(d)Manner of Consent Solicitation. Holders of common stock of the Corporation may take action by written consent only if Consents are solicited from all holders of common stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

(e)Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who manually signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section 1(f) of this Article VII and not later than 120 days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(f)Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The secretary of the Corporation shall provide for the safe-keeping of such Consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents. The Inspectors shall promptly conduct a ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Inspectors shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Inspectors of the Corporation may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)Effectiveness of Consent. No action may be taken by the stockholders by Consent except in accordance with this Article VII. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article VII, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VII, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Inspectors certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (vi) of this Article VII, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

(h)Challenge to Validity of Consent. Nothing contained in this Article VII shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

(i)Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article VII shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.